Exhibit 10(v)

Administrative Regulations for the

Executive Management Annual Incentive Compensation Program

under the United States Steel Corporation 2005 Annual Incentive Compensation Plan

As amended by the Compensation & Organization Committee on January 29, 2007

1.	Administration. The Compensation & Organization Committee (the “Committee”) shall administer the Annual Incentive Compensation Program (the “Program”) under and pursuant to the authority provided in the Board of Directors’ April 26, 2005 delegation to the Committee and Section 3 of the United States Steel Corporation 2005 Annual Incentive Compensation Plan (the “Plan”).

A.	Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.

B.	Compensation consultant. The Committee may engage a compensation consultant to assess the competitiveness of various target Award levels and advise the Committee.

2.	Participation/Eligibility. All management employees of the Corporation, its Subsidiaries and affiliates are eligible to participate in the Program upon designation by the Committee or Senior Officers (“Participants”).

A.	Executive Management. All Executive Management employees of USS, its subsidiaries and affiliates designated via written notice as participants by the Committee are eligible to participate (“Eligible Employees” or “Participants”).

B.	New Participants. A Participant who was not a Participant on the first day of the Performance Period may, subject to the Committee’s discretion, become a Participant during the Performance Period participating on a pro rata basis for the remaining portion of the period in which such Participant first becomes eligible to participate but shall be ineligible to participate in this program for any portion of a year during which the Participant participates in any other cash incentive or bonus plan or program; provided, however, that a Covered Employee (as defined in section 162(m) of the Internal Revenue Code) may so participate only if he or she becomes a Participant effective not later than 90 days after the beginning of the Performance Period.

C.	Rights. No Participant or other employee shall have any claim to be granted an Award under the Program, and nothing contained in the Program or any Award Agreement shall confer upon any Participant any right to continue in the employ of the Corporation, its Subsidiaries or affiliates or interfere in any way with the right of the Corporation, its Subsidiaries or affiliates to terminate a Participant’s employment at any time.

3.	Performance Period.

A.	Calendar year. Unless otherwise determined by the Committee at the commencement of each Performance Period, each such Performance Period shall be a calendar year.

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4.	Performance Goal Setting.

A.	Performance Goals. The Corporate Performance Goals for the Performance Period shall be the targets assigned to each of the Corporate performance measures, which shall be set by the Committee during the first 90 days of the Performance Period. Unless otherwise determined by the Committee at the beginning of the relevant Performance Period, the Corporate performance measures will be the following objective measures:

(1)	Return on Capital Employed (ROCE). Return on Capital Employed shall mean, for the Performance Period, income from consolidated worldwide operations (including minority interests), divided by consolidated worldwide capital employed (including minority interests) expressed as a percentage. Capital employed shall be calculated by using the average of the opening balance and the end of each quarter during the Performance Period for the sum of net fixed assets, inventories and accounts receivable, less accounts payable. For purposes of calculating ROCE, income from consolidated worldwide operations shall exclude the following:

(a)	charges or credits for business dispositions and divestitures, asset sales not made in the ordinary course of business, plant closures, long-lived asset impairments, acquisitions, workforce reductions and other restructuring charges, contingent liability and tax accrual changes for items or events not related to the Performance Period, and changes in accounting principles that:

i.	are, in magnitude, each $5 million or greater, and

ii.	relate to items or events not contemplated by the Corporation’s Business Plan for the relevant Performance Period, as such Business Plan is presented to the Board in January of the year relating to the Performance Period, and

(b)	charges or credits for extraordinary items all as determined by reference to generally accepted accounting principles at the time of calculation;

provided, however, the calculated ROCE resulting from the foregoing exclusions shall be reduced to the extent it exceeds the calculation of return on capital employed under the United States Steel Corporation Short Term Incentive Plan for Non-Union Salaried Employees for the same Performance Period;

provided, further, the forgoing limit shall not limit the Committee’s authority to exercise additional downward discretion either in determining the value of ROCE or in calculating any related award.

(2)	Shipment Tons. Shipment Tons shall mean the number of worldwide tons of steel products shipped for the Performance Period, determined consistent with external reporting practices. This performance measure is to be adjusted in accordance with Section 4.A.(4) of these Regulations.

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(3)	Citizenship Measures. Citizenship Measures shall mean:

(a)	Safety Performance. Safety Performance shall mean the improvement, if any, from Performance Period to Performance Period in the number of serious injury cases during the Performance Period involving United States Steel Corporation domestic (including Canada and expatriates working at USSK and USSB) represented and non-represented employees (including employees of the businesses related to Transtar, ProCoil, UEC, and Met-Chem) and the non-exempt employees of the United States Steel and Carnegie Pension Fund. A serious injury shall mean an injury that prevents an employee from returning to work for 45 days or more. This performance measure is to be adjusted in accordance with Section 4.A.(4) of these Regulations. The Corporation’s Short-Term Incentive Plan for Non-Union Salaried Employees should utilize this same Safety Performance measure.

(b)	Workforce Diversity. Workforce Diversity shall mean the improvement, if any, from Performance Period to Performance Period in the ratio of the number of minority full-time domestic (including expatriates) represented and non-represented employees and the number of female full-time domestic (including expatriates) represented and non-represented employees divided by the total number of full-time domestic (including expatriates) represented and non-represented employees employed, in each case, as of December 31st of the Performance Period. Employees, for purposes of this definition, shall mean the employees of United States Steel Corporation and the employees of the United States Steel and Carnegie Pension Fund. This measure shall be calculated using the numbers for minorities and females that would have been reported for the relevant Performance Period to the Equal Employment Opportunity Commission were such reporting to be made as of December 31 of the Performance Period. This performance measure is to be adjusted in accordance with Section 4.A.(4) of these Regulations.

(c)

Toxic Emission Improvement. Toxic Emission Improvement (also referred to as “Environmental Emission Improvement”) shall mean the improvement, if any, from Performance Period to Performance Period in the number of occurrences of noncompliant environmental emissions determined in accordance with our air and water permits at our domestic and foreign production units and facilities (excluding our joint ventures). For purposes of the Environmental Emission Improvement performance measure only, the Performance Period shall be the same Performance Period used for the other performance measures except that such period shall

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begin one calendar month prior to the month in which the Performance Period begins and shall end one calendar month prior to the month in which the Performance Period ends (that is, December 1 to November 30). The occurrences of noncompliant environmental emissions relating to production units/facilities at which (i) the method and/or frequency of measuring permit compliance is revised during the current Performance Period in response to governmental requirements and/or (ii) are adjusted pursuant to Section 4.A.(4) of these Regulations shall be excluded (x) consistent with Section 4.A.(4) hereof, from the current target (that is, the number of occurrences during prior Performance Period) and the current actual performance for the current Performance Period, and (y) unless the Committee determines otherwise, from the next target (that is, the number of occurrences during current Performance Period) and the next actual performance for the next Performance Period.

(4)	Adjustments to performance measures. Consistent with Section 5.A.(2)(c) hereof, all adjustments to performance measures, whether identified in this paragraph or not, are conditioned upon the requirement that such adjustments can be accomplished in conformance with Section 162(m) of the Internal Revenue Code. In addition to the other adjustments to performance measures identified in these Regulations, the Shipment Tons performance measure and the Citizenship Measures shall each be adjusted in the event of an acquisition, disposition, startup or shutdown of a business or production facility to exclude all measures, to the extent all relevant data is available, relating to such business or production facility from the target and from the related performance calculation for the Performance Period during which the acquisition, disposition, startup or shutdown occurs; provided, however, such adjustment will not pertain to the Shipment Tons performance measure to the extent such acquisition, disposition, startup or shutdown is recognized in the shipment tons making up the Corporation’s business plan, as presented to its Board of Directors in January of the year represented by the relevant Performance Period.

B.	Corporate or subsidiary level. Notwithstanding the Corporate performance measure definitions, the Committee may assign Performance Goals for the Corporate performance measures at the Corporate, subsidiary and/or affiliate level for each Participant.

C.	Setting of Incentive Targets and Incentive Awards. The Incentive Targets, defined as a percent of the Participant’s base salary (that is, the Participant’s monthly base salary at the end of the relevant Performance Period times 12), and Incentive Awards for all Performance Goals shall be set by the Committee during the first 90 days of each Performance Period.

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(1)	The Committee shall establish and approve the relevant Incentive Targets for each Participant as well as the related Incentive Award for achieving each Performance Goal.

(2)	The Committee will assess the competitiveness of the various Incentive Award levels.

D.	Performance Goal weighting.

(1)	Relative weighting. Unless otherwise determined by the Committee, the relative weighting assigned to each of the performance measures shall be as follows:

(a)	ROCE. Return on Capital Employed shall be 80% of the Incentive Target value.

(b)	Shipment Tons. Shipment Tons shall be 20% of the Incentive Target value.

(c)	Citizenship Measures. Each of the Citizenship Measures shall add or subtract 5% of the Incentive Target value, or have no impact on the Incentive Award, depending upon actual performance with respect to each related Performance Goal.

(2)	Maximum award level. The maximum award level shall be 215% of the Incentive Target value with achievement of the highest ROCE Performance Goal representing 160% of such award, achievement of the highest Shipment Tons Performance Goal representing 40% of such award and achievement of the highest Citizenship Measures Performance Goals adding 5% each to such award.

5.	Performance Measurement Mechanics.

A.	Payout determination.

(1)	Evaluation. The Committee shall evaluate actual Corporate performance against the Corporate Performance Goals for the Performance Period during the first 60 days following the end of the relevant Performance Period.

(2)	Calculation.

(a)	Interpolation. Interpolation will be used to determine an Incentive Award for performance that correlates to performance between the pre-determined ROCE and Shipment Tons Performance Goals. Such interpolation will not be used in connection with the Citizenship Measures.

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(b)	Maximum award. No one Participant may receive more than $5 million in Incentive Awards for any one Performance Period under this Program.

(c)	Adjustments. At the commencement of each Performance Period, the Committee may also determine that unusual items or certain specified events or occurrences will be excluded from, or considered in connection with, any or all of the calculations for such Performance Period; provided, however, that all such adjustments must satisfy the requirements of Section 162(m) of the Internal Revenue Code.

(3)	Negative discretion. The Committee retains negative discretion to reduce any and all Incentive Awards to amounts below the amounts that would be payable as a result of performance measured against the Performance Goals; however, the Committee may not increase Incentive Awards above the amount payable as a result of performance measured against the Performance Goals.

6.	Timing of Payments. Payment of Annual Incentive Compensation, if any, under this Program with respect to any Performance Period will be paid on the 5th business day following the date of the Committee’s determination of any such Incentive Award to be paid; provided, however, the payment of any such award shall be paid on or before March 15 of the year following the end of the relevant Performance Period.

7.	Termination of Employment.

A.	Normal Retirement, Death, Disability, Termination without Cause. Following a Participant’s Normal Retirement, Death, Disability or Termination without Cause, a prorated value of such Participant’s target Award may be awarded by the Committee based upon the number of complete months worked during the Performance Period; provided that (i) such Award is calculated and delivered following the relevant Performance Period, (ii) the relevant Performance Goals are achieved, (iii) the Participant is employed for at least six (6) months during the Performance Period and (iv) the Committee retains its negative discretion with respect to such awards.

(1)	Normal Retirement. Normal Retirement shall mean (a) normal retirement as defined in the applicable pension rules under the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003), or similar USS subsidiary plan, or (b) retirement at any age with the consent of the Committee; however, unless specifically consented to in writing by the Committee, Normal Retirement does not include retirement under circumstances in which the employee accepts employment with a company that owns, or is owned by, a business that competes with USS, or its subsidiaries or affiliates.

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(B)	Resignation, Early Retirement and Termination for Cause. Following a Participant’s Resignation, Early Retirement or Termination for Cause, all pending Incentive Awards are forfeited.

(1)	Early Retirement. Early Retirement shall mean a retirement other than a Normal Retirement.

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